Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
May 1, 2013

Thank you, Bill, good morning!

The operational and financial performance of the Rail Group in the first quarter resulted in a number of major accomplishments. We recorded our highest ever operating profit and operating margin during the quarter. The Group also set new records for backlog, both in units and dollar value, and booked the largest order value quarter in TrinityRail history. I am very pleased with these significant accomplishments.

North American railcar demand surged during the first quarter. Strong railcar demand continues to be driven by demand for railcars to support the oil, gas and chemicals industries. We are also seeing steady demand for auto racks and rising demand for small covered hoppers to serve the sand and construction industries. Industry orders for new railcars totaled 23,900 during the first quarter, of which TrinityRail secured orders for 14,505 new railcars with a record value of $2.0 billion. First quarter orders were primarily for tank cars, covered hoppers, and auto racks and came from railroads, industrial shippers and third-party leasing companies. Our total backlog increased to 41,265 railcars valued at a record $5.1 billion of firm, non-cancellable orders. Many of our orders extend current production of certain railcar types into 2015 and 2016.

During the first quarter, we delivered 5,230 railcars, on pace with our annual delivery guidance of 20,500 - 22,000 railcars for 2013. Operating profit for the Rail Group during the quarter totaled $103 million, resulting in a 16.5% margin, both new records for the segment. Operating efficiencies significantly improved throughout the quarter as we began to see the benefits of stable production and a more experienced work force. While I expect a long term trend of improvement in operating efficiencies, we have several line changeovers planned in the second quarter which may present headwinds for margins in the near term.

Our Leasing Group continues to generate strong returns and contribute steady cash flows to the Company. Operating profit from operations decreased compared to the 1st quarter of 2012 as lease fleet additions and higher lease rates were offset by increases in maintenance expenses during the quarter. The timing of maintenance expenses can be uneven and difficult to forecast. In the long term, maintenance expenses may increase as a percent of revenue, compared to historic levels, as the lease fleet ages and the costs of increased regulatory testing are incurred.

Lease renewal trends for railcars serving the oil, gas, and chemicals industries continued to be positive during the quarter as railcar order backlogs and production lead times remain extended. Market conditions for railcars serving those markets supported improved lease terms and lease rates for first quarter lease renewals. Our lease fleet utilization at the end of the first quarter was 98.4%, down slightly from the previous quarter due to continued softness in the coal and agricultural markets.

During the first quarter, we added approximately 1,695 new railcars to our wholly-owned lease fleet portfolio. The total lease portfolio, including TRIP, now stands at approximately 72,775 railcars, an increase of 4% year-over-year. At the end of the quarter, approximately 18% of the units in our railcar order backlog - with a total value of $906 million - were slated for customers of our leasing business.

Secondary market conditions remained attractive for lease portfolio sales, sustaining the opportunity to strategically manage our portfolio of railcars and return value to shareholders. We did complete several railcar sale transactions during the quarter.

In closing, I am pleased with how our team responded to the challenge to transition production to railcars in support of the oil, gas, and chemicals industries. Our manufacturing flexibility positions us to meet demand while earning strong returns from extended production runs. Our record backlog is an indication of our ability to quickly adjust to meet strong demand conditions and service our customers' needs. We expect to continue seeing the benefits of a favorable lease pricing environment and an active secondary market supporting lease portfolio sales. And we are solidly positioned to take advantage of the well-aligned railcar and capital markets to support continued growth of our leasing footprint.

I'll now turn it over to James for his remarks.